EXHIBIT 6

                                                        R.I.P.U.C. No. ____
                                                                    Sheet 1
                                             Cancelling R.I.P.U.C. No. 1116


                     THE NARRAGANSETT ELECTRIC COMPANY
           NON-BYPASSABLE TRANSITION CHARGE ADJUSTMENT PROVISION

     The Non-Bypassable Transition Charge shall collect from customers all Contract Termination Charges billed to the Narragansett Electric Company (the Company) by the New England Power Company or Montaup Electric Company. The Non-Bypassable Transition Charge may be subject to adjustment each time any Contract Termination Charge changes.

     On an annual basis, the Company shall reconcile its total cost of Contract Termination Charges against its total transition charge revenue (appropriately adjusted to reflect the Rhode Island Gross Receipts Tax) to determine any excess or deficiency ("Transition Charge Adjustment Balance"). Any positive or negative balance will accrue interest calculated at the rate in effect for customer deposits.

     For purposes of the above reconciliation, total transition charge revenues shall mean all revenue collected from customers through the transition charges for the applicable reconciliation period. If there is a positive or negative balance in the then current Transition Charge Adjustment Balance outstanding from the prior period, the balance shall be credited against or added to the new reconciliation amount, as appropriate, in establishing the Transition Charge Adjustment Balance for the new reconciliation period. The Company shall annually determine the Transition Charge Adjustment Balance, if any, for the prior calendar year and make a filing with the Commission.

     The transition charges for the Narragansett Zone will be fixed in accordance with the following schedule through 2004:

     Year     Fixed Transition Charge
              Narragansett Zone

     2000           1.15
     2001           1.05
     2002           1.05
     2003           1.00
     2004           0.95

     The transition charges in the Blackstone and Newport Zones will be determined by calculating the balance of the Company's total Contract Termination Charge expenses less the estimated transition charge revenues collected in the Narragansett Zone and dividing the balance by the estimated kilowatt-hour deliveries in the Blackstone and Newport Zones. The resulting transition charges in the Blackstone and Newport Zones shall not exceed the amounts established for the period through 2004 as of the date of this Settlement under FERC-approved CTC rates for Blackstone and Newport, respectively ("Transition Charge Maximums"). Once transition charges converge in the three zones, they will be set at the same rates, with applicable adjustments being spread equally among the three zones.

     To the extent that Contract Termination Charge expenses are less than the total transition charge revenue collected from customers in any given year, any such overrecoveries (less amounts applied in accordance with Section 10 of the Stipulation and Settlement from Docket 2930) shall be credited to customers, with interest at the customer deposit rate, in the Blackstone and Newport Zones to lower transition charges for the following year. Underrecoveries in any given year may be collected, with interest at the customer deposit rate, in the following year to the extent allowed under the Transition Charge Maximums specified above. To the extent that any Contract Termination Charge expenses are not collected during this period as a result of the Transition Charge Maximums in the Blackstone and Newport Zones, any underrecoveries will be deferred with interest at the customer deposit rate, for recovery after the Rate Freeze Period through a methodology approved by the Commission.

     Modifications to the Non-Bypassable Transition Charge shall be in accordance with a notice filed with the Public Utilities Commission (Commission) setting forth the revised charge and the amount of the increase or decrease. The notice shall further specify the effective date of the change.

     This provision is applicable to all Retail Delivery Service rates of the Company.


                         Effective ___________



                                                        R.I.P.U.C. No. 1098
                                                                    Sheet 1

                     THE NARRAGANSETT ELECTRIC COMPANY
                    STANDARD OFFER ADJUSTMENT PROVISION


      The prices contained in the applicable rates of the Company are subject to adjustment to reflect the power purchase costs incurred by the Company in arranging Standard Offer and Last Resort Service, which costs are not recovered from customers through the Standard Offer Service and Last Resort Service rates charged to Standard Offer and Last Resort Service customers.

      On an annual basis, the Company shall reconcile its total cost of purchased power for Standard Offer and Last Resort Service supply against its total purchased power revenue (appropriately adjusted to reflect the Rhode Island Gross Receipts Tax), and the excess or deficiency ("Standard Offer/Last Resort Adjustment Balance") shall be refunded to, or collected from, customers through the rate recovery/refund methodology approved by the Commission at the time the Company files its annual reconciliation. Any positive or negative balance will accrue interest calculated at the rate in effect for customer deposits.

      For purposes of the above reconciliation, total purchased power revenues shall mean all revenue collected from Standard Offer and Last Resort Service customers through the Standard Offer and Last Resort Service rates for the applicable 12 month reconciliation period. If there is a positive or negative balance in the then current Standard Offer/Last Resort Adjustment Balance outstanding from the prior period, the balance shall be credited against or added to the new reconciliation amount, as appropriate, in establishing the Standard Offer/Last Resort Adjustment Balance for the new reconciliation period.

      By March 1 of each year, the Company shall determine the Standard Offer/Last Resort Adjustment Balance for the prior calendar year and make a filing with the Commission. The Company will propose at that time a rate recovery/refund methodology to recover or refund the balance, as appropriate, over the twelve month period commencing April 1. The Commission may order the Company to collect or refund the balance over any reasonable time period from (i) all customers, (ii) only Standard Offer and/or Last Resort Service customers, or (iii) through any other reasonable method.

      This provision is applicable to all Retail Delivery Service rates of the Company.



                          Effective: June 1, 1998



                                                         R.I.P.U.C. NO. 887
                                                                    SHEET 1
                                               CANCELING R.I.P.U.C. NO. 881

                     THE NARRAGANSETT ELECTRIC COMPANY
                      CONSERVATION AND LOAD MANAGEMENT
                            ADJUSTMENT PROVISION

      The prices contained in the applicable rates of the Company are subject to adjustment to reflect conservation and load management activities undertaken by the Company. Such activities shall be reviewed and approved annually by the Public Utilities Commission.

     4. The Conservation and Load Management Adjustment for the Company shall be annually determined as follows:

        a) On or before October 1, of each calendar year, the Company shall file a notice with the Public Utilities Commission describing its proposed conservation and load management activities for the following calendar year.

        b) The Commission shall have authority to review and approve, with or without modifications, the Company's proposed conservation and load management activities and establishing the amount that the Company shall be authorized to collect through rates to reflect these activities.

        c) The amount of the Conservation and Load Management Adjustment for the following calendar year shall be an amount, computed to the nearest thousandth of a cent ( appropriately adjusted to reflect the Rhode Island Gross Earnings Tax), equal to the amount approved by the Public Utilities Commission pursuant to paragraph 1(b) above divided by estimated total kilowatthour sales for the following calendar year.

     2. The Conservation and Load Management Adjustment as determined in paragraph 1 above shall become effective with respect to bills for meter readings on and after January 1 of the following calendar year and will apply to all rates of the Company.

     3. If conditions experienced or reasonably anticipated during a calendar year when a Conservation and Load Management Adjustment factor is in effect indicate that the total amount to be collected by the Company during the calendar year will vary by ten percent or more above or below the amount the Public Utilities Commission has authorized to be collected during the calendar year, the Company may apply to the Public Utilities Commission for approval and authorization of an appropriate interim increase or decrease in the Conservation and Load Management Adjustment Factor to be applicable during the remainder of said calendar year.

     4. Any differential between the actual and authorized amounts collected and/or conservation funds expended pursuant to this Conservation and Load Management Adjustment Provision during a calendar year shall, with interest, be added to or subtracted from the amount to be collected during the following calendar year. If actual amounts are not available for any period they shall be estimated for purposes of the above calculation and adjusted the following year based on actual data.





                         EFFECTIVE: JANUARY 1, 1990




                                                             R.I.P.U.C. No.
                                                                    Sheet 1
                                             Cancelling R.I.P.U.C. No. 1054


                     THE NARRAGANSETT ELECTRIC COMPANY
               TRANSMISSION SERVICE COST ADJUSTMENT PROVISION

     The Transmission Service Cost Adjustment (TCA) shall collect from customers transmission costs billed to The Narragansett Electric Company (Narragansett or the Company) by entities such as the New England Power Company, by any other transmission provider, and by regional transmission entities such as the New England Power Pool, a regional transmission group, an independent system operator or any other entity that is authorized to bill Narragansett Electric directly for transmission services.

     On the Effective Date of this adjustment provision, the TCA shall be separately determined for the Customers in the Narragansett, Blackstone and Newport zones to reflect the transmission costs of those companies prior to the Effective Date as determined by a filing made by the Companies at least 30 days prior to the Effective Date.

     Effective on January 1, 2001, the transmission service cost adjustment shall be a uniform cents per kilowatthour factor applicable to all kilowatthours delivered by the Company. The factor shall be established annually based on a forecast of transmission costs, taking into account revenues that will be received from base rate transmission charges, and shall include a full reconciliation and adjustment for any over- or under-recoveries of transmission costs incurred during the prior year. The Company may file to change the factor adjustment at any time should significant over- or under-recoveries occur. The reconciliation shall calculate all revenues received by the Company through the base rate transmission charges and this TCA, compare these revenues to all transmission costs incurred during the corresponding year, and pass through the resulting credit or charge, as appropriate, on a uniform per kWh basis, as provided above.

     Modifications to the Transmission Service Cost Adjustment Factor shall be in accordance with a notice filed with the Public Utilities Commission (the Commission) setting forth the amount of the revised factor and the amount of the increase or decrease. The notice shall further specify the effective date of such charges.


                              Effective April 1, 2000